Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Implant Sciences Corporation
Wakefield, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement of Implant Sciences Corporation and subsidiaries (the “Company”) on Form S-3, Amendment No. 2, of our report dated September 20, 2006, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006. Our report on the consolidated financial statements as of and for the year ended June 30, 2006 contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ UHY LLP
Boston, Massachusetts
December 14, 2006